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                                                                  Exhibit 23.1
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   Report on Financial Statement Schedule and Consent of Independent Auditors
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The Board of Directors and Stockholders
Exponent, Inc.:

The audits referred to in our report dated January 26, 1999, included the related financial statement schedule as of January 1, 1999, and for each of the years in the three-year period ended January 1, 1999, as listed in the index in
item 14(a) 2 herein.   The financial statement schedule is the responsibility of
the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits. In our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to incorporation by reference in the registration statements (Nos. 33-38479, 33-46054, 33-75210 and 33-79368) on Form S-8 of Exponent, Inc. of our
reports dated January 26, 1999, relating to the consolidated balance sheets of Exponent, Inc. and subsidiaries as of January 1, 1999 and January 2, 1998 and the related consolidated statements of operations, comprehensive income
(loss), stockholders' equity, and cash flows for each of the years in the three-year period ended January 1, 1999, and the related schedule, which reports appear in the January 1, 1999, annual report on Form 10-K for Exponent, Inc.


                                               KPMG LLP

Mountain View, California
March 29, 1999